Exhibit 4.1

N°	SHARES

LEDDARTECH HOLDINGS INC.
(the “Corporation”)
Governed by the Canada Business Corporations Act
(the “Act”)

THIS CERTIFICATE ATTESTS THAT	is the holder of
shares of the Corporation.

The shares represented by this certificate are subject to:

☒	restrictions on their transfer as indicated in the articles of the Corporation;

☐	a charge in favour of the Corporation;

☐	unanimous shareholder agreement;

☐	endorsement in accordance with section 190(10) of the Act.

On demand by the shareholder, the Corporation will furnish, without charge, a full copy of the text of:

i)	the rights, privileges, restrictions and conditions attached to each class or series of shares represented by this certificate and authorized to be issued and, if required;

ii)	the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series.

IN WITNESS WHEREOF, this certificate has been duly signed on behalf of the Corporation in accordance with the Act and the by-laws of the Corporation.

Dated this ______________ day of _________________________ 20 _______

Director or Officer